Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

December 9, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Skookum Safety Solutions Corp.

Alberta, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Skookum Safety Solutions Corp. of our report dated November 8, 2011, relating to the financial statements of Skookum Safety Solutions Corp. as of and for the period ending August 31, 2011, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan